Exhibit 99.1

American Financial Group, Inc. Announces Record 2014 Fourth Quarter and Full Year Core Net Operating Earnings Per Share

•	Record fourth quarter core net operating earnings of $1.35 per share; up 5% from prior year period

•	Record core net operating earnings per share of $4.82 for the full year; up 14% from 2013

•	Growth in adjusted book value plus dividends of 10% during 2014

•	Full year 2015 core net operating earnings guidance between $5.10 - $5.50 per share

Cincinnati, Ohio – February 2, 2015 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported 2014 fourth quarter net earnings attributable to shareholders of $127 million ($1.41 per share) compared to $158 million ($1.73 per share) for the 2013 fourth quarter. Results for the fourth quarter of 2014 include $5 million ($0.06 per share) in after-tax realized gains compared to $41 million ($0.45 per share) in the prior year period. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by $0.17, to $48.76 per share during the fourth quarter of 2014. Total value creation, measured as growth in adjusted book value plus dividends, was $4.77 per share, or 10%, for the full year 2014. Net earnings attributable to shareholders for the year were $4.97 per share, compared to $5.16 per share in 2013. Return on equity was 11.0% and 12.3% for 2014 and 2013, respectively.

Core net operating earnings were $122 million ($1.35 per share) for the 2014 fourth quarter, compared to $117 million ($1.28 per share) in the 2013 fourth quarter. Higher underwriting profit and net investment income in our Specialty Property and Casualty (“P&C”) insurance operations were partially offset by lower core operating earnings in our Annuity and Run-off Long-term Care and Life segments. Core net operating earnings for the fourth quarters of 2014 and 2013 generated annualized returns on equity of 11.7% and 11.8%, respectively. Full year 2014 core net operating earnings per share increased by 14% over the prior year.

During the fourth quarter of 2014, AFG repurchased approximately 1.1 million shares of common stock for $64 million (average price per share of $58.54).

AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$122	$117	$439	$385
Non-Core Items:
Realized gains	5	41	32	138
Special A&E charges(b)	—	—	(19)	(49)
Other	—	—	—	(3)

Net earnings attributable to shareholders	$127	$158	$452	$471

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Components of Earnings per Share:
Core net operating earnings(a)	$1.35	$1.28	$4.82	$4.22
Non-Core Items:
Realized gains	0.06	0.45	0.36	1.52
Special A&E charges(b)	—	—	(0.21)	(0.54)
Other	—	—	—	(0.04)

Diluted earnings per share	$1.41	$1.73	$4.97	$5.16

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, commented: “Strong specialty P&C underwriting profitability and excellent annuity core operating earnings produced a 14% increase in AFG’s core net operating earnings per share for the year, establishing a new record for us. Our operating performance, superior investment execution and intelligent deployment of capital have helped us to achieve five year compounded growth in adjusted book value plus dividends of 12%. We thank God and our management team and employees for helping to achieve these results.

“AFG had approximately $810 million of excess capital (including parent company cash of approximately $290 million) at December 31, 2014. During 2014, we increased our quarterly dividend by 14% and in the fourth quarter of 2014 we paid a special dividend of $1.00 per share. Our strong financial position provides the flexibility to act on strategic business opportunities with the potential to produce desired long-term returns. We will continue to invest excess capital when we see potential for healthy, profitable organic growth and return value to our shareholders through opportunistic share repurchases and dividends.

“Based on current information, we expect core net operating earnings in 2015 to be between $5.10 and $5.50 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The P&C specialty insurance operations generated underwriting profit of $79 million for the 2014 fourth quarter compared to $75 million in the fourth quarter of 2013, with each of our Specialty P&C sub-segments achieving higher underwriting profitability. The fourth quarter 2014 combined ratio of 92.6% includes 1.0 point of adverse prior year reserve development, compared to 0.5 points of favorable development in the comparable prior year period. Fourth quarter results in 2014 include $3 million (0.2 points on the combined ratio) in catastrophe losses, compared to $1 million (0.1 points on the combined ratio) in the comparable 2013 period.

Gross and net written premiums were up 22% and 25%, respectively, in the 2014 fourth quarter compared to the prior year period. The 2014 results include premiums from Summit, AFG’s specialty workers’ compensation subsidiary, from the date of acquisition on April 1, 2014. Excluding Summit premiums, gross and net written premiums for the fourth quarter grew by 8% and 7%, respectively, year-over-year. Full year 2014 net written premiums were up 20%; excluding Summit, full year net written premiums grew by 8%. Further details of AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $22 million in the fourth quarter of 2014, compared to $17 million in the comparable prior year period. Higher accident year profitability in our property and inland marine operations was partially offset by lower underwriting profits in our transportation operations. Catastrophe losses for this group were $2 million in the fourth quarter of 2014 and negligible in the comparable 2013 period.

Fourth quarter 2014 gross and net written premiums in this group were 8% and 7% higher, respectively, than the comparable prior year period, and reflect growth in most business units within this group. Net written premiums for the full year of 2014 were up approximately 1%. Overall renewal rates in this group increased 4% in the fourth quarter of 2014. The average rate increase for this group during 2014 was approximately 5%.

The Specialty Casualty Group reported an underwriting profit of $36 million in the 2014 fourth quarter compared to $32 million in the comparable 2013 period. This increase reflects higher accident year profitability in our workers’ compensation businesses, which was partially offset by $14 million of adverse prior year reserve development, primarily attributable to our international operations. The majority of businesses in this group produced strong underwriting profit margins during 2014.

Gross and net written premiums grew by 44% and 55%, respectively, in the fourth quarter of 2014 compared to the same period in 2013 and include Summit’s results since April 1, 2014. Excluding premiums from Summit, gross and net written premiums grew by 12% and 11%, respectively during the quarter. Broad-based growth across this group was primarily the result of growth in our workers’ compensation operations and excess and surplus lines businesses. New business opportunities and increased exposures on existing accounts have driven the growth in our workers’ compensation businesses. Organic growth opportunities have contributed to higher premiums in our excess and surplus businesses. Net written premiums were up 52% for the full year. Excluding Summit, net written premiums for the full year increased by 19%. Renewal pricing in this group was up 1% for the quarter. The average rate increase for this group during 2014 was 2%.

The Specialty Financial Group reported an underwriting profit of $18 million for the fourth quarter of 2014, compared to $17 million for the same period a year ago. Higher underwriting profits in our surety and fidelity and financial institutions businesses were partially offset by lower underwriting profitability in our trade credit business. Nearly all businesses in this group continued to achieve excellent underwriting margins during 2014, with an overall combined operating ratio of 85.6% for the fourth quarter of 2014.

Gross written premiums were down 2% and net written premiums were down 1% in the 2014 fourth quarter when compared to the 2013 fourth quarter, primarily due to the October 2013 sale of a service contract business, which ceded all of its premiums under reinsurance contracts. Full year net written premiums were flat when compared to amounts reported in 2013. Pricing in this group was flat for the quarter and down about 1% on average for the full year of 2014.

Carl Lindner III stated: “I’m pleased with our strong underwriting results for the fourth quarter and full year of 2014. The overall performance of our specialty casualty businesses and consistently superior underwriting profitability of the businesses within our specialty financial group have contributed to these results. Although focused efforts to improve profitability in some of our property and transportation businesses have been effective, we still have work to do to strengthen results in our transportation and international businesses. With the exception of the impact of commodity prices on our crop business, we reported growth in net written premiums in nearly all of our specialty P&C businesses during 2014. Over two-thirds of these businesses were successful in achieving pricing increases during year, with an average overall renewal rate increase of approximately 2% for the quarter and 3% for the year.

“Looking ahead to 2015, we are forecasting an overall calendar year combined ratio in the 92% to 94% range. Although we have experienced pricing deceleration in many of our business units, we will keep our focus on maintaining adequate rates. We are targeting growth in net written premium in the range of 4% to 8% for 2015.”

Annuity Segment

AFG’s Annuity segment contributed $85 million in core pretax operating earnings in the fourth quarter of 2014 compared to $92 million in the fourth quarter of 2013, a decrease of 8%. The decrease was largely the result of the impact of fair value accounting for fixed-indexed annuities (FIAs) on fourth quarter annuity earnings, which is detailed in the table below:

Components of Core Annuity Operating Earnings Before Income Taxes

In millions	Three months ended December 31,		Pct. Change
	2014	2013
Annuity earnings before fair value accounting for FIAs	$93	$86	8%
Impact of Fair Value Accounting for FIAs	(8)	6	nm

Core Pretax Annuity Operating Earnings	$85	$92	(8%)

Annuity Earnings Before Fair Value Accounting for FIAs

AFG’s 2014 earnings continued to benefit from growth in annuity assets and the favorable impact of lower than expected surrenders. AFG’s quarterly average annuity investments and reserves grew approximately 14% and 15%, respectively, year-over-year; however, the impact of this growth was partially offset by the runoff of higher yielding investments. In addition, fourth quarter earnings in both years benefitted from unanticipated investment and other income. In the fourth quarters of 2014 and 2013, AFG conducted a detailed review (“unlocking”) of the major actuarial assumptions underlying its annuity operations; the results of the unlocking review were immaterial in both the fourth quarters of 2014 and 2013.

Impact of Fair Value Accounting for FIAs

Interest rate and stock market fluctuations have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s reported core earnings. In the fourth quarter of 2014, the combination of an increase in the stock market but a decrease in longer-term interest rates (as measured by the Corporate A2 rate) resulted in an unfavorable impact on earnings. Conversely, in the fourth quarter of 2013, the combination of a much larger increase in the stock market and a moderate increase in longer-term interest rates resulted in a favorable impact on earnings.

The Annuity segment reported statutory premiums of $971 million in the fourth quarter of 2014. While this represents a 30% decrease from the fourth quarter of 2013 – which established a record level of annuity premiums for AFG and occurred in a favorable interest rate environment – it also reflects a 20% increase in premiums over the third quarter of 2014. Furthermore, despite the low interest rate environment, AFG’s $3.7 billion of annuity premiums in 2014 represents the second highest level of annuity premiums in the Company’s history.

Craig Lindner stated, “I am pleased with our strong core annuity earnings in the fourth quarter and full year 2014. Looking ahead to 2015, we believe that the decrease in interest rates is likely to put downward pressure on core annuity earnings in the first quarter due to fair value accounting for FIAs. For the full year, we expect reported core pretax annuity operating earnings to be about the same in 2015 when compared to 2014. While we expect average annuity assets and reserves to grow around 10% in 2015, this growth will be largely offset by the impact that low interest rates are expected to have on the Company’s investment portfolio. Significant changes in interest rates and/or the stock market from today’s level could lead to additional positive or negative impacts on the Annuity segment’s results.

“We remain committed to our disciplined product pricing strategy, which means that our focus is on growing our business when we can achieve desired long-term returns. The interest rate environment in 2015 is expected to slow the pace of our annuity sales. As a result, based on information currently available, we now expect that premiums for the full year of 2015 will be relatively flat or down slightly compared to 2014.”

More information about premiums and the results of operations for our Annuity segment may be found in our Quarterly Investor Supplement, which is posted on our website.

Run-off Long-Term Care and Life Segment

AFG’s Run-off Long-term Care and Life segment reported a core pretax operating loss of $7 million in the fourth quarter of 2014 compared to a core pretax operating loss of $3 million in the comparable prior year period. Included in the results for the fourth quarter of 2014 is a $5 million loss on the commutation of a long-term care reinsurance agreement.

In the fourth quarter of 2014, with the assistance of an external actuarial consulting firm, AFG completed its review of the major actuarial assumptions for its run-off long-term care business, which resulted in no charge to earnings and an updated net loss recognition margin of $11 million. The $53 million decrease in AFG’s long-term care loss recognition margin since year end 2013 is due primarily to the drop in interest rates in 2014.

Investments

AFG recorded fourth quarter 2014 net realized gains on securities of $5 million after tax and after deferred acquisition costs (DAC), compared to $41 million in the fourth quarter of 2013. Unrealized gains on fixed maturities were $604 million after tax and after DAC at December 31, 2014, an increase of $2 million from September 30, 2014, and $163 million from year-end 2013. Our portfolio continues to be high quality, with 87% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

For the year ended December 31, 2014, P&C net investment income was approximately 12% higher than the prior year, reflecting the investment of cash received in connection with the Summit acquisition.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of over $45 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2014 fourth quarter and full year results at 11:30 am (ET) tomorrow, Tuesday, February 3, 2015. Toll-free telephone access will be available by dialing 877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 63019020. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 pm (ET) on February 10, 2015. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 63019020.

The conference and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until February 10, 2015 at 11:59 pm (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President - Investor Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG15-03

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Revenues
P&C insurance net earned premiums	$1,061	$859	$3,878	$3,204
Life, accident & health net earned premiums	26	27	108	114
Net investment income	384	350	1,501	1,346
Realized gains	8	63	52	217
Income (loss) of managed investment entities:
Investment income	32	30	116	128
Gain (loss) on change in fair value of assets/liabilities	(9)	7	(44)	(14)
Other income	27	26	102	97

Total revenues	1,529	1,362	5,713	5,092

Costs and expenses
P&C insurance losses & expenses	982	784	3,666	3,059
Annuity, life, accident & health benefits & expenses	253	216	985	858
Interest charges on borrowed money	20	17	73	71
Expenses of managed investment entities	22	21	82	89
Other expenses	62	78	281	326

Total costs and expenses	1,339	1,116	5,087	4,403

Earnings before income taxes	190	246	626	689
Provision for income taxes(c)	65	81	220	236

Net earnings including noncontrolling interests	125	165	406	453

Less: Net earnings (loss) attributable to noncontrolling interests	(2)	7	(46)	(18)

Net earnings attributable to shareholders	$127	$158	$452	$471

Diluted Earnings per Common Share	$1.41	$1.73	$4.97	$5.16

Average number of diluted shares	89.8	91.4	91.0	91.2

	December 31,	December 31,
	2014	2013
Selected Balance Sheet Data:
Total cash and investments	$36,210	$31,313
Long-term debt	$1,061	$913
Shareholders’ equity(d)	$4,879	$4,599
Shareholders’ equity (excluding appropriated retained earnings and unrealized gains/losses on fixed maturities)(d)	$4,277	$4,109

Book Value Per Share:
Excluding appropriated retained earnings	$55.65	$50.83
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$48.76	$45.90

Common Shares Outstanding	87.7	89.5

Footnotes (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2014	2013		2014	2013
Gross written premiums	$1,303	$1,071	22%	$5,477	$4,805	14%

Net written premiums	$1,025	$821	25%	$4,020	$3,341	20%

Ratios (GAAP):
Loss & LAE ratio	64.0%	62.4%		63.7%	61.7%
Underwriting expense ratio	28.6%	28.9%		30.2%	31.8%

Specialty Combined Ratio	92.6%	91.3%		93.9%	93.5%

Combined Ratio (Including A&E)	92.6%	91.4%		94.5%	95.5%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$482	$447	8%	$2,342	$2,392	(2%)
Specialty Casualty	660	459	44%	2,529	1,790	41%
Specialty Financial	160	164	(2%)	605	622	(3%)
Other	1	1	—	1	1	—

	$1,303	$1,071	22%	$5,477	$4,805	14%

Net Written Premiums:
Property & Transportation	$373	$349	7%	$1,566	$1,547	1%
Specialty Casualty	498	321	55%	1,864	1,224	52%
Specialty Financial	131	132	(1%)	488	486	—
Other	23	19	21%	102	84	21%

	$1,025	$821	25%	$4,020	$3,341	20%

Combined Ratio (GAAP):
Property & Transportation	94.6%	95.8%		98.7%	99.2%
Specialty Casualty	92.9%	89.7%		92.3%	90.9%
Specialty Financial	85.6%	85.2%		86.5%	85.6%

Aggregate Specialty Group	92.6%	91.3%		93.9%	93.5%

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Reserve Development (Favorable)/Adverse:
Property & Transportation	$3	$3	$16	$(1)
Specialty Casualty	14	2	(7)	(40)
Specialty Financial	(4)	(4)	(17)	(14)
Other	(3)	(6)	(11)	(20)

Aggregate Specialty Group Excluding A&E	10	(5)	(19)	(75)
Special A&E Reserve Charge – P&C Run-off	—	—	24	54
Other	—	—	1	6

Total Reserve Development Including A&E	$10	$(5)	$6	$(15)

Points on Combined Ratio:
Property & Transportation	0.6	0.8	1.0	(0.1)
Specialty Casualty	2.9	0.5	(0.4)	(3.6)
Specialty Financial	(3.3)	(3.2)	(3.7)	(3.0)

Aggregate Specialty Group	1.0	(0.5)	(0.5)	(2.4)

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2014	2013		2014	2013
Annuity Premiums:
Retail Single Premium	$424	$618	(31%)	$1,634	$2,044	(20%)
Financial Institutions Single Premium	487	699	(30%)	1,821	1,730	5%
Education Market	49	51	(4%)	194	207	(6%)
Variable Annuities	11	13	(15%)	47	52	(10%)

Total Annuity Premiums	$971	$1,381	(30%)	$3,696	$4,033	(8%)

Components of Core Operating Earnings Before Income Taxes

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2014	2013		2014	2013
Revenues:
Net investment income	$285	$270	6%	$1,136	$1,034	10%
Other income	21	21	—	78	67	16%

Total revenues	306	291	5%	1,214	1,101	10%

Costs and Expenses:
Annuity benefits	157	137	15%	648	531	22%
Acquisition expenses	47	35	34%	156	149	5%
Other expenses	17	27	(37%)	82	93	(12%)

Total costs and expenses	221	199	11%	886	773	15%

Core operating earnings before income taxes	$85	$92	(8%)	$328	$328	—

Supplemental Fixed Annuity Information

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2014	2013		2014	2013
Core Operating Earnings Before impact of fair value accounting on FIAs	$93	$86	8%	$362	$313	16%
Impact of Fair Value Accounting	(8)	6	nm	(34)	15	nm

Core operating earnings before income taxes	$85	$92	(8%)	$328	$328	—

Average Fixed Annuity Reserves*	$23,104	$20,092	15%	$22,119	$18,696	18%

Net Interest Spread	2.64%	2.86%		2.78%	2.94%
Net Spread Earned Before Impact of Fair Value Accounting*	1.54%	1.55%		1.56%	1.52%
Net Spread Earned After Impact of Fair Value Accounting	1.40%	1.67%		1.41%	1.60%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Core Operating Earnings before Income Taxes:
P&C insurance segment Annuity segment	$141 85	$131 92	$476 328	$422 328
Run-off long-term care and life segment	(7)	(3)	(10)	(10)
Interest & other corporate expense	(35)	(45)	(143)	(168)

Core operating earnings before income taxes	184	175	651	572
Related income taxes	62	58	212	187

Core net operating earnings	$122	$117	$439	$385

b)	Reflects the following effects of special A&E charges during the twelve months ended December 31, 2014 and 2013 (dollars in millions, except per share amounts):

	Pretax		After-tax		EPS
	2014	2013	2014	2013	2014	2013
A&E Charge:
P&C insurance run-off operations
Asbestos	$4	$16	$3	$10
Environmental	20	38	12	25
	$24	$54	$15	$35	$0.17	$0.39
Former railroad & manufacturing operations
Asbestos	$—	$2	$—	$1
Environmental	6	20	4	13
	$6	$22	$4	$14	$0.04	$0.15
Total A&E	$30	$76	$19	$49	$0.21	$0.54

c)	Earnings before income taxes include $4 million and $51 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the fourth quarter and full year of 2014, respectively, and $4 million of non-taxable income and $26 million in non-deductible losses in the fourth quarter and full year of 2013, respectively.

d)	Shareholders’ Equity at December 31, 2014 includes $604 million ($6.89 per share) in unrealized after-tax gains on fixed maturities and ($2) million ($0.03 per share) of retained earnings appropriated to managed investment entities. Shareholders’ Equity at December 31, 2013 includes $441 million ($4.93 per share) in unrealized after-tax gains on fixed maturities and $49 million ($0.55 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

e)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.